                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration No. 333-03407

PROSPECTUS

                                 46,275 SHARES

                             ENERGY VENTURES, INC.

                                  COMMON STOCK

                             ---------------------

     This Prospectus has been prepared for use in connection with the proposed sale by certain stockholders (the "Selling Stockholders") of Energy Ventures, Inc., a Delaware corporation (the "Company"), of an aggregate of 46,275 shares (the "Shares") of common stock, $1.00 par value (the "Common Stock"), of the Company. The Shares may be offered and sold by the Selling Stockholders from time to time for a period of 32 days from the date hereof directly or through broker-dealers designated from time to time. The Shares may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Shares may be sold through a broker-dealer acting as agent or broker for a Selling Stockholder, or to a broker-dealer acting as principal. See "Plan of Distribution".

     The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "EVI". On January 22, 1997, the last reported sales price for the Common Stock as reported on the NYSE was $57 7/8 per share.

     The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear certain of the expenses incident to their registration. The Company has agreed to indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Selling Stockholders may be required to make in respect thereof. See "Plan of Distribution" and "Selling Stockholders".

     The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the existence of any exemption from registration or the registration thereof under the securities laws of the states in which such transactions occur.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this Prospectus is January 24, 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION...................................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................................   3
THE COMPANY.............................................................................   4
DESCRIPTION OF CAPITAL STOCK............................................................   5
SELLING STOCKHOLDERS....................................................................   7
PLAN OF DISTRIBUTION....................................................................   8
LEGAL MATTERS...........................................................................   8
EXPERTS.................................................................................   8

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information concerning the Company can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission, and copies of which may be obtained from the Commission at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

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

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

          (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

          (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;

          (e) The Company's Current Report on Form 8-K dated July 13, 1995, as amended by the Current Report on Form 8-K/A dated August 17, 1995, as amended by Amendment No. 2 to the Form 8-K/A dated May 7, 1996;

          (f) The Company's Current Report on Form 8-K dated June 24, 1996;

          (g) The Company's Current Report on Form 8-K dated July 18, 1996;

          (h) The Company's Current Report on Form 8-K dated August 5, 1996;

          (i) The Company's Current Report on Form 8-K dated August 21, 1996;

          (j) The Company's Current Report on Form 8-K dated October 2, 1996;

          (k) The Company's Current Report on Form 8-K dated November 12, 1996; and

          (l) The Company's Current Report on Form 8-K dated December 26, 1996, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated January 23, 1997.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to the Company at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, Attention:
Secretary (Telephone number: (713) 297-8400).

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

                                  THE COMPANY

GENERAL

     The Company is an international manufacturer and supplier of oilfield equipment. The Company manufactures drill pipe, premium tubulars and a complete line of artificial lift and production equipment used in the production of oil and natural gas.

     The Company has achieved significant growth in recent years through a consistent strategy of focused, synergistic acquisitions and internal development. Acquisitions have sought to take advantage of the consolidating nature of the industry and have concentrated on under utilized fixed assets, proprietary technology and name brand product lines. Internal development has focused on product development, manufacturing enhancements and international expansion. The Company's growth strategy has resulted in it becoming the leader in many of its principal markets. The Company is currently the largest manufacturer and supplier of drill pipe in the world, the largest manufacturer of premium tubulars in North America and one of the two largest manufacturers of rod lift equipment in the world.

     The Company was incorporated in 1972 as a Massachusetts corporation and was reincorporated in Delaware in 1980. The Company's corporate office is located at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, and its telephone number is (713) 297-8400.

RECENT DEVELOPMENTS

     Mallard Disposition. In November 1996, in connection with the Company's desire to concentrate its efforts on the continued development of its oilfield equipment businesses, the Company disposed of its Mallard Bay Drilling division to Parker Drilling Company, a Delaware corporation ("Parker"), for approximately $306 million before taxes and 3,056,600 shares of Parker's common stock. The Company intends to deploy the net proceeds of the Mallard Bay Drilling division disposition to finance acquisitions and further development of its oilfield equipment business.

     Arrow Acquisition. On December 10, 1996, the Company acquired the operating assets of Arrow Completion Systems, Inc., a Texas corporation ("Arrow"), from Weatherford Enterra, Inc., a Delaware corporation, pursuant to a Stock Purchase Agreement dated as of October 18, 1996 (the "Arrow Agreement"). Under the terms of the Arrow Agreement, the Company paid consideration of approximately $21.3 million cash and assumed certain liabilities of Arrow.

     Arrow is a manufacturer and distributor of downhole packers and oil recovery and completion service tools. The Company is in the process of integrating the operations of Arrow with those of the Company's EVI Oil Tools division and intends to offer Arrow's product line and services in conjunction with the Company's own line of oilfield equipment, tools and services.

     GulfMark Acquisition. On December 5, 1996, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with GulfMark Acquisition Co., a Delaware corporation and wholly owned subsidiary of the Company, GulfMark International, Inc., a Delaware corporation ("GulfMark"), and New GulfMark International, Inc., a Delaware corporation and wholly owned subsidiary of GulfMark ("New GulfMark"), providing for the acquisition by the Company of GulfMark pursuant to a tax free merger (the "Merger") in which approximately 2.2 million shares of the Company's Common Stock will be issued to the stockholders of GulfMark.

     Prior to the Merger, GulfMark will contribute its offshore marine services business to New GulfMark and will then spin-off to its stockholders the stock of New GulfMark. Following the spin-off, the remaining assets of GulfMark will consist of approximately 2.2 million shares of the Company's Common Stock, GulfMark's erosion control business and certain corporate and miscellaneous assets. It is anticipated that GulfMark will have no material debt as of the consummation of the Merger.

     The Merger is subject to various conditions, including approval of the Merger by the stockholders of the Company, the receipt of all required regulatory approvals and the expiration or termination of all waiting periods (and extensions thereof) under the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $1.00 per share, and 3,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"). At January 13, 1997, 22,964,625 shares of Common Stock were outstanding. In addition, at January 13, 1997, there were 1,525,268 shares of Common Stock reserved for issuance pursuant to the Company's 1981 Employee Stock Option Plan, 1992 Employee Stock Option Plan, Non-Employee Director Stock Option Plan and restricted stock plan for foreign key employees, of which 809,268 shares of Common Stock were reserved for issuance upon exercise of outstanding options. At January 13, 1997, there were no shares of Preferred Stock issued or outstanding. The holders of shares of Common Stock are not liable to further calls or assessments by the Company. The description below is a summary of and is qualified in its entirety by the provisions of the Company's Restated Certificate of Incorporation as currently in effect.

     Subject to the rights of the holders of any outstanding shares of Preferred Stock and those rights provided by law, (i) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Company legally available for the payment of dividends and may be payable in cash, stock or otherwise, (ii) the holders of the Company stock have the exclusive right to vote for the election of directors and, except as provided below, on all other matters requiring stockholder action generally, with each share being entitled to one vote, and (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company will be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of any outstanding shares of Preferred Stock.

     Although the holders of the Common Stock are generally entitled to vote for the approval of amendments to the Company's Restated Certificate of Incorporation, the voting rights of the holders of the Common Stock are limited with respect to certain amendments to the Company's Restated Certificate of Incorporation that affect only the holders of the Preferred Stock. Specifically, subject to the rights of any outstanding shares of any series of Preferred Stock, the Company's Restated Certificate of Incorporation provides that it may be amended from time to time in any manner that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of Preferred Stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of Preferred Stock so affected, provided that the powers, preferences and rights and the qualifications and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and qualifications and limitations or restrictions permitted to be fixed and determined by the Board of Directors with respect to the establishment of any new series of shares of Preferred Stock pursuant to the authority vested in the Board of Directors as to such matters.

     Holders of the Common Stock do not have any cumulative voting, redemptive or conversion rights and have no preemptive rights to subscribe for, purchase or receive any class of shares or securities of the Company. Holders of the Common Stock have no fixed dividend rights. Dividends may be declared by the Board of Directors at its discretion depending on various factors, although no dividends are anticipated for the foreseeable future. The Company is currently subject to certain prohibitions on the declaration and payment of cash dividends on the Common Stock under the terms of the Company's existing credit facilities. In addition, under the terms of the Company's 10 1/4% Senior Notes due 2004 ("Senior Notes"), the Company is limited in the amount of funds it may distribute as dividends or distributions to stockholders to an amount generally equal to: (a) the sum of (i) its earnings subsequent to December 31, 1993, (ii) the net consideration received from certain stock issuances since March 1994,
(iii) the value of certain investments in unrestricted subsidiaries redesignated as restricted subsidiaries and (iv) $5 million, less (b) the amount of dividends, distributions and other restricted payments made by the Company since March 1994. The Company is also restricted under its principal working capital facility in the amount of dividends, distributions and other restricted payments that it may make to stockholders to an amount generally equal to (a) the sum of
(i) 25% of its earnings subsequent to March 31, 1996, (ii) the net consideration received from certain stock issuances since June 26, 1996, (iii) the value of certain investments in unrestricted subsidiaries designated as restricted subsidiaries and (iv) $10 million less (b) the amount of dividends, distributions and other restricted payments made by the Company since June 26, 1996. As of September 30, 1996, the Company was limited in the amount of dividends, distributions and other restricted payments that could be made by it under the terms of the Senior Notes and the Company's credit facility to approximately $276 million and $132 million, respectively.

     The Preferred Stock may be issued from time to time in one or more series, with each such series having such powers, preferences and rights and qualifications and limitations or restrictions as may be fixed by the Board of Directors pursuant to the resolution or resolutions providing for the issuance of such series.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the Company of stock or any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the above described exceptions specified by Delaware law.

     As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The Company has approved the acquisition by GulfMark and Lehman Brothers Holdings Inc. ("Holdings") of the shares of Common Stock owned by them under
Section 203 and GulfMark and Holdings are therefore not subject to the restrictions under Section 203.

     The Registrar and Transfer Agent for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

                              SELLING STOCKHOLDERS

     This Prospectus constitutes a part of the Registration Statement filed by the Company pursuant to registration rights granted to the Selling Stockholders in the Agreement and Plan of Merger dated as of May 3, 1996 (the "Agreement"), by and among ENERPRO International, Inc., a Delaware corporation ("ENERPRO"), the Company and EVI Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("EVI Acquisition"). The Agreement was entered in conjunction with the Company's acquisition of ENERPRO through a merger (the "Merger") of EVI Acquisition with and into ENERPRO. Pursuant to the terms of the Agreement, the Company will pay all expenses of registering the Shares under the Securities Act, including, without limitation, all registration and filing fees, printing expenses and the fees and disbursements of the counsel and accountants for the Company. The Agreement also provides that the Company will indemnify the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders may be required to make in respect thereof. The Selling Stockholders have agreed to indemnify the Company against certain liabilities, including liabilities under the Securities Act, with respect to information provided by the Selling Stockholders in connection with this offering. Additionally, the Selling Stockholders will pay all fees and disbursements of their counsel and all brokerage fees, commissions and expenses, if any, applicable to the Shares sold by them.

     The following table sets forth certain information with respect to the shares of Common Stock beneficially owned by each Selling Stockholder as of January 24, 1997, all of which may be sold pursuant to this Prospectus:

                                                                     NUMBER OF    PERCENT OF
                                NAME OF                               SHARES      OUTSTANDING
                          SELLING STOCKHOLDER                        OWNED(1)       SHARES
    ---------------------------------------------------------------  ---------    -----------
    Donna and Scott Anderson.......................................       105          *
    John Bourgeois.................................................       970          *
    Henry S. Drastata..............................................     7,700          *
    Jeff A. Grobelny...............................................       540          *
    Michael J. Jellison............................................       700          *
    George Ribble..................................................       560          *
    C.C. Stephenson, Jr. ..........................................    35,000          *
    Gerald P. Werner...............................................       700          *

---------------

 *  Less than 1%

(1) Because the Selling Stockholders may offer all or a portion of the Shares pursuant to this Prospectus, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Stockholders upon termination of any such sales.

     Prior to the Merger, (i) John Bourgeois, David W. Douglas, Henry S. Drastata, Jeff A. Grobelny, John Ivy and Michael J. Jellison were officers and stockholders of ENERPRO, (ii) Mr. Douglas, C.C. Stephenson, Jr., and John T. McNabb, II were directors and stockholders of ENERPRO, and (iii) Philip B. Allen, C. James Bode, Larry J. Bump, Melvin F. Spreitzer and Joseph N. Tate were directors of ENERPRO and were beneficial owners of stock of ENERPRO through their affiliation with certain entities that were stockholders of ENERPRO. Effective as of the Merger, all of such persons ceased to be officers and directors of ENERPRO. In addition, Messrs. Douglas and Ivy are no longer employees of ENERPRO and have received or will receive severance payments of approximately $300,000 and $85,000, respectively. Messrs. Bourgeois, Drastata, Grobelny and Jellison are continuing in their employment with the Company at annual base salaries of approximately $63,000, $82,000, $82,000 and $69,000, respectively. The Company has been advised by John T. McNabb, II, a former director and stockholder of ENERPRO, that Growth Capital Partners, an entity with which Messrs. McNabb and Douglas are affiliated, provided financial advisory services to ENERPRO in connection with ENERPRO's acquisition of assets at the time of its inception and in connection with the issuance of preferred stock of ENERPRO, both of which occurred in August 1993. Growth Capital Partners received customary compensation for such transactions. None of the Selling Stockholders has, within the past three years, held any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted above.

                              PLAN OF DISTRIBUTION

     The Shares may be sold pursuant to the methods described below from time to time for a period of 32 days from the date hereof by or for the account of the Selling Stockholders on the NYSE or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. The Selling Stockholders may effect such transactions by selling Shares through broker-dealers, and such broker-dealers may receive compensation in the form of commissions from the Selling Stockholders (which commissions will not exceed those customary in the types of transactions involved). The Selling Stockholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of Shares by it and any fees and commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions.

     At the time a particular offering of Common Stock is made hereunder, to the extent required by law, a Prospectus Supplement will be distributed which will set forth the amount of Common Stock being offered and the terms of the offering, including the purchase price, the name or names of any dealers or agents, the purchase price paid for Common Stock purchased from the Selling Stockholders and any items constituting compensation from the Selling Stockholders.

                                 LEGAL MATTERS

     In connection with the Common Stock offered hereby, the validity of the shares being offered will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas. Uriel E. Dutton, a director of the Company, is a partner of Fulbright & Jaworski L.L.P. Mr. Dutton currently holds options to purchase 30,000 shares of Common Stock, which options were granted to him pursuant to the Company's Non-Employee Director Stock Option Plan.

                                    EXPERTS

     The Company's consolidated financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated by reference into this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The historical balance sheets of Prideco, Inc., a wholly-owned subsidiary of the Company, as of June 30, 1995 and 1994, and the consolidated statements of income, retained earnings and cash flows for the fiscal years ended June 30, 1995 and 1994, incorporated by reference into this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The historical balance sheets of Tubular Corporation of America, as of December 31, 1995 and 1994, and the consolidated statements of income, retained earnings and cash flows for the fiscal years ended December 31, 1995 and 1994, included in this Prospectus and the Registration Statement have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.